CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE COMMISSION

April 24, 2009

[redacted]

Gamers Factory, Inc. ("Gamers"), in seeking to continue a business relationship with [redacted] ("[redacted]"), proposes the following business terms as the basis for a supplier / customer relationship between our companies.

This agreement is presented for the purpose of setting forth the terms and conditions under which Gamers will supply various video game software to [redacted] and is binding upon the Parties.

The principal terms and conditions of the agreement are as follows:

Agreement Entities: Gamers Factory, Inc. and [redacted] (the "Parties")

General Description: Gamers has contracted to receive all video game consumer returns from certain major national retailers (the "Retailers"). The console and handheld video game software (the "Software") that Gamers receives from the Retailers will be shipped to [redacted] by Gamers. Gamers will supply [redacted] with weekly shipments of the Software for a period of 24 months from the date of this agreement, subject to the section entitled "Termination" below; provided, however, that in the event Gamers has received from the Retailers either no Software or a very small amount of Software, Gamers shall notify [redacted] and include such Software in the next regular weekly shipment. Gamers represents and warrants to [redacted] that it has title to and ownership of the Software free and clear of all other claims, and that it has the legal right to sell and transfer such products to [redacted] in accordance with this agreement.

Gamers has also contracted to receive accessories (the "Accessories") from the Retailers. The Accessories will also be shipped to [redacted] by Gamers in accordance with the terms and conditions set forth in this Agreement.

Business Terms: The Software and Accessories are comprised of "as-is" recent consumer returns from the Retailers and there is no warranty made by Gamers in terms of the working condition or capabilities for repair of the Software and Accessories. Items received on Gamers' original raw product manifests will be passed through to [redacted]. Video game hardware shall also be made available from time to time for [redacted] to acquire based on similar terms; however, these two categories are optional to [redacted] and can be acquired on an individual manifest basis.

While Gamers is not guaranteeing the working condition of the Software and/or other hardware and Accessories which may be made available to [redacted] (whether as a part of a software bundle or as separate products), such products (i) shall not be physically damaged to such an extent that refurbishment is not possible, (ii) shall be provided to [redacted] in a condition representative of normal customer returns, (iii) shall include all original packing materials, manuals and other accessories received from the customers by the Retailers; and (iv) shall be products which are currently being sold as new products by the Retailers. In the event that [redacted] determines in its sole discretion that 2% or

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE COMMISSION

more of the Software provided by Gamers is physically damaged to such an extent that refurbishment is not possible, [redacted] shall have the right to reject such Software and receive a refund equal to the amount paid for the rejected Software. In the event that [redacted] determines in its sole discretion that 5% or more of the Accessories provided by Gamers is physically damaged to such an extent that refurbishment is not possible, [redacted] shall have the right to reject such Accessories and receive a refund equal to the amount paid for the rejected Accessories. [redacted] shall have no obligation to accept any products under this Agreement which are not being accepted as trade-in products by [redacted] or any affiliate of [redacted].

Gamers will provide a weekly manifest, which will be grouped by platform and title and shipped by Gamers to [redacted]. The manifest shall contain such information as [redacted] shall reasonably request.

Product will be shipped at Gamers' expense, according to [redacted]'s shipping specifications, and on the basis set forth under the section entitled "General Description" above from Gamers' facility in Hunt Valley, MD to [redacted]'s facility at [redacted] may provide an alternate shipping address upon written notice to Gamers.

Prior to shipping, Gamers will consolidate and remove from any shipment items such as PC software, accessories, hardware, presale cases, and any other miscellaneous items not covered under this agreement.

Gamers will ensure that manifested games are in the shipments. It will be [redacted]'s responsibility to de-sticker and refurbish all items as necessary for final sale.

Risk of loss and title to product delivered shall pass to [redacted] upon receipt by [redacted] at its facility, and risk of loss and title to product shall be borne by Gamers Factory until such delivery.

[redacted] shall have the right to audit each manifest in relation to the products received as part of each shipment. If the results of any such audit provide that [redacted] received fewer products than set forth in the manifest (an "Audit Shortfall"), [redacted] shall provide such results to Gamers. Gamers shall provide to [redacted] a credit in an amount equal to the value of the Audit Shortfall. Such credit shall be applied to the next open invoice payable by [redacted] to Gamers.

Gamers will provide [redacted] with 14 days prior written notice of any shipment that is expected to exceed 100,000 units.

Financial Terms:

Pricing for Software in each shipment shall be [redacted] of [redacted]'s [redacted] (including any promotions or discounts) for the Software included in the shipment, subject to [redacted]'s evaluation and acceptance of each manifest and shipment. Pricing for Accessories in each shipment shall be [redacted] of [redacted] (including any promotions or discounts) for the Accessories included in the shipment, subject to [redacted]'s evaluation and acceptance of each manifest and shipment.

Payment shall be made by [redacted] on a [redacted] upon receipt and acceptance by [redacted] of each shipment made during the first 180 days of this agreement. Thereafter, payment shall be made by [redacted] on a [redacted] upon receipt and acceptance by [redacted] of each shipment. Reconciliation issues or other disputes must be brought to Gamers' attention within the [redacted] (for each shipment made during the first

180 days of this agreement) on the [redacted] (for each shipment made subsequent to the first 180 dys of this agreement) so that prompt resolution can be negotiated.

Confidentiality: Each Party will maintain the confidentiality of the existence of this agreement, the terms and conditions hereof, the transactions engaged in hereunder and all information exchanged in connection with this agreement and will not disclose the existence of a business relationship with the other Party. The substance of this agreement shall be disclosed only to internal management personnel for the purpose of evaluating and performing the transactions proposed herein. There shall be no public statements or releases regarding this agreement and the transactions proposed herein. Each party agrees that in the event of any breach of this agreement by the other party or any of its representatives, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the non-breaching party, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this agreement and to compel specific performance of this agreement, without the need for proof of actual damages.

Term: This agreement will terminate 24 months from the Date of Acceptance, unless terminated earlier in accordance with the "Termination" section below. The Parties may only extend the Term by agreeing in writing to an extended period or by executing a definitive long-term agreement.

Termination: [redacted] may terminate this agreement at any time and for any reason or no reason upon 30 days written notice to Gamers.

Exclusivity: During the Term of this agreement and any successor agreement, Gamers shall be required to offer for shipment and purchase to [redacted] all Software and Accessories acquired by Gamers which are of the nature covered by this agreement before offering to sell or transfer such Software and Accessories to any third party. To the extent [redacted] desires not to purchase all or a portion of a shipment of Software and Accessories offered to [redacted] by Gamers, Gamers shall be permitted to offer that portion of such shipment not purchased by [redacted] to third parties.

Indemnification: Each of Gamers and [redacted] agrees to indemnify and hold harmless the other Party from all loss, damage and expense of any nature (including reasonable attorneys' fees) to the extent caused by the breach by such Party of any representation or warranty contained in this agreement, any violation of applicable law by the other Party or the negligence or willful misconduct of such Party or such Party's officers, employees, agents or subcontractors.

Miscellaneous: This agreement shall be binding on the affiliates of the Parties.

This agreement will be governed by, and interpreted in accordance with, the laws of the State of Texas without reference to any conflict of laws provisions thereof.

If the terms and conditions set forth herein are acceptable, please evidence your acceptance by executing this letter agreement where indicated and returning a fully executed counterpart of this letter agreement to Gamers via fax at 443-638-0255.

Sincerely,
Gamers Factory, Inc.

Todd Hays
President & CEO

ACCEPTED BY:
[redacted]

Name: MARC SUMMEY
Title: PRESIDENT, [redacted]

DATE OF ACCEPTANCE: April 27, 2009